Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

MOS - Q4 2006 The Mosaic Company Earnings Conference Call

Event Date/Time: Aug. 01. 2006 / 11:00AM ET

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FINAL TRANSCRIPT

Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

CORPORATE PARTICIPANTS

Doug Hoadley

The Mosaic Company - VP, IR

Fritz Corrigan

The Mosaic Company - CEO, President

Larry Stranghoener

The Mosaic Company - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Marshall Reid

Banc of America - Analyst

Don Carson

Merrill Lynch - Analyst

Bill Hoffman

UBS - Analyst

Chris Smith

Bear Stearns - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the fourth-quarter 2006 Mosaic Company earnings conference call. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Doug Hoadley, Vice President of Investor Relations. Please proceed, sir.

Doug Hoadley - The Mosaic Company - VP, IR

Thank you, welcome to Mosaic’s fiscal fourth-quarter conference call. Also representing the Company today are Fritz Corrigan, President and Chief Executive Officer; and Larry Stranghoener, Executive Vice President and Chief Financial Officer.

Before I turn the call over to Fritz for opening remarks, let me read our Safe Harbor statement. Statements made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of the Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. I would like to point out that the remarks made during the conference call are made based on information and understandings that are believed to be accurate as of today’s date, August 1st, 2006. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is included in our press release, issued earlier this morning, and in our reports filed with the Securities and Exchange Commission.

Because of the time sensitive nature of this information, it is the Mosaic Company’s policy to limit the archived replay of the conference call for a period of 14 days. This call is the property of Mosaic. Any distribution, transmission, broadcast, or rebroadcast in any form without the expressed written consent of Mosaic is prohibited. With that as background, I’ll turn it over to Fritz.

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FINAL TRANSCRIPT

Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

Fritz Corrigan - The Mosaic Company - CEO, President

Thank you, Doug, and good morning, everyone. I want to highlight and leave you with four key messages today. First we moved decisively in our fourth quarter to deal with some of the challenges in the Phosphates business with the restructuring of our Phosphates business segment executed on the last day of our fiscal year. This included the indefinite closure of one phosphate rock mine and two phosphate granulation plants in central Florida. This resulted in a pre-tax charge of $288 million, this was absolutely the right thing for Mosaic to do as this fundamentally improves our phosphates cost structure including lower raw material and operating costs, making us more competitive in the global marketplace. The restructuring actions will also result in reduced capital expenditures and improved cash flow going forward.

Second, we are pleased to finally have a Canpotex deal with China. As we announced last week, Canpotex concluded negotiations on a potash supply agreement in China which included a price increase of $25 per ton, that’s metric ton, for the remainder of calendar 2006. This is an important step forward as it will spur stronger potash volumes for the remainder of our fiscal 2007 and our netbacks in the export market which should improve. While concluding a contract with China took much longer than expected, we are excited about the opportunity to increase our potash operating rates which should lead to lower costs and better margins. We have high expectations for our Potash business for the remainder 2007 and beyond.

The third key point is that we remain confident about the long-term fundamentals of our industry. In five of the last six years, world grain production has fallen short of consumption, and the forecast for the current year suggests that this trend will continue. Given the steady growth in world food demand, this suggests that grain production just has to increase. On top of this, production of biofuels including ethanol in the United States, Latin America, Canada, and biodiesel in Europe and Asia, will add more demand for grain and oilseed over the next few years. In the United States, 36 ethanol plants are under construction.

At the same time, farm economics are rapidly improving. The 2007 new crop price of corn is more than $3 per bushel, up more than $0.60 per bushel from new crop prices of a year ago. The market signals farmers will respond to later this year are much improved from a year ago, and nutrient demand prospects worldwide are good. As a result, we believe supply and demand fundamentals for both potash and phosphates are quite attractive today.

And fourth we will focus on execution in fiscal 2007, which is the primary reason why Jim Prokopanko was recently brought on board as our new Chief Operating Officer. Jim joined us just yesterday with a wealth of agricultural industry experience in leadership roles at Cargill. We hired Jim to bring more executive focus to Mosaic’s day-to-day operating activities, to increase our attention on operating discipline and execution. Jim will bring an excellent track record and strong leadership to our team and will allow me to focus on longer term strategy and value creation opportunities. I look forward to introducing Jim in person at our October 12th investor conference.

Now let me turn to the results we just reported. We had several large items in our fiscal 2006 fourth quarter.

First the restructuring of our Phosphates business segment which resulted in a charge of $288 million pre-tax and $286 million after tax or $0.75 per diluted share. Secondly, a tax benefit of $81 million or $0.21 per diluted share related to the reduction in Canadian deferred tax liabilities as a result of statutory changes in future tax rates in the Province of Saskatchewan. And lastly, a pre-tax currency transaction loss of $34 million or $0.05 per diluted share compared with a gain of $8 million during the fourth quarter a year ago, primarily due to a strong Canadian dollar and its impact on the transaction of U.S. dollar receivables held by our Canadian operations.

Other highlights from the quarter include the following. One, a net loss of $181 million, or $0.48 per diluted share, compared to reported net earnings of $94 million, or $0.22 per share, for last year’s fourth quarter. Two, net sales declined 8%, mainly due to lower volumes for potash and phosphates. Third, Mosaic’s gross margin declined to 12.5% of net sales compared to 16.9% a year ago due primarily to substantial reductions in production volumes and lower high margin Potash sales.

Four, the Phosphates business had an operating loss of $269 million in the fourth quarter, including the restructuring charge already mentioned, compared with operating earnings of $69 million for the same period a year ago. And lastly, the Potash business had operating earnings of $84 million in the fourth quarter, compared with $119 million a year ago, as net sales declined 23% because of lower volumes.

Frankly, we’re glad to have fiscal 2006 behind us and look forward to fiscal 2007 with a fair amount of confidence. For fiscal 2007, we expect Phosphates sales volumes to range from 9.5 to 9.9 million tonnes. This reflects capacity reductions from our restructuring operations and assumes that we run our plants nearly full out. This in turn will improve our phosphates cost structure and lead to operating efficiencies and also improve phosphate margins. We are already beginning to see the benefits of our restructuring actions.

We completed large DAP contracts with buyers in China and India during the fourth quarter of fiscal 2006, and we are currently shipping under those contracts. In addition, we’ve seen renewed purchasing activity by India and Pakistan during the past two weeks with purchases of about 500,000 tonnes. Also the international feed phosphate market continues to be strong, and feed phosphate prices increased by 16% in the fourth quarter compared with a year ago.

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Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

I’m also pleased to report that yesterday we received a final order from the Secretary of the Department of Environmental Protection regarding our Ona mine permit in Florida. The FDEP issued a final order directing that permits and plan approval be granted to Mosaic to allow mining and reclamation of our Ona mine property.

Shifting to Potash, that business is growing. Potash sales volumes in fiscal 2007 are expected to range from 7.7 to 8.1 million tonnes based on improved shipments to a North American and international markets for the remainder of this year. This compares with 6.5 million tonnes in fiscal 2006.

Though our North American sales were disappointing in the fourth quarter, we are optimistic about a recovery in North American Potash sales as we believe inventory levels at the dealer level need to be replenished for the 2006 Fall season. For international sales we expect an increase compared with current levels as a result of the recent contract settlement with China. For India, contract negotiations continue, and we hope shipments will resume soon. As we increase operating rates, our costs should be lower, and like Phosphates, margins should also improve.

Now turning to our Offshore segment, business conditions in Brazil continue to be weak, affected by adverse farm economics and a strong real. Low grain prices, particularly from corn and soybeans, continue to erode farmers’ incomes in Brazil. Our Brazilian business is taking aggressive steps to control costs by consolidating facilities, reducing headcount, and tightly controlling inventories to be competitive in the challenging market environment. We are hopeful that the Brazilian market will start to improve soon.

In July, Mosaic’s single superphosphate plant in Quebracho, Argentina began production and is expected to produce up to a quarter of a million tonnes of granular single super phosphate annually. Consider Argentina to be a Brazil with a weaker currency and better, therefore, farm economics. We’re seeing good growth in that country as a result.

Finally, note that as of the end of fiscal 2006, we have surpassed our synergy benefits goal of $145 million, calculated on an annual run-rate basis. Synergy benefits include cost reductions and cost avoidance initiatives, production enhancement efforts, opportunity savings, capital spending avoidance, and other benefits. These synergies help offset higher prices for energy-related inputs, water treatment costs, raw materials, and other inflation-based costs, and the one-time costs required to achieve them.

Having surpassed our goal, we do not plan to report synergies on a quarterly basis going forward. This does not mean, however, that we won’t remain focused on companywide cost reduction and cash flow improvement. And we know we have much more work to do on this front and plenty of opportunities there, as well. Our Phosphates restructuring was an important step forward as is our new enterprise resource planning system or ERP, which will go live in early October and will be a critical enabler of improved process efficiency and expense reductions.

Now let me turn this presentation over to Larry Stranghoener, our CFO.

Larry Stranghoener - The Mosaic Company - EVP, CFO

Thank you, Fritz. Good morning, everyone. I will start by providing a few more details on our $288 million Phosphates restructuring charge, which is comprised of two main elements. There are non-cash charges of $172 million due largely to accelerated depreciation expense on the indefinitely closed plant and mine fixed assets. The remaining $116 million consists of future cash-related costs associated with asset retirement obligations and employee expenses. The total charge is lower than the range we previously announced due to our decision to continue operating sulfuric acid plants at our South Pierce plant - a sound economic decision in that it allows a reduction in external electrical power purchases.

As a result of the restructuring, Phosphates earnings are expected to improve by more than $100 million in fiscal 2007, compared to pre-restructuring results in fiscal 2006. This includes the positive impact of depreciation savings of $36 million, and headcount savings of $35 million, as well as anticipated gross margin improvements, partially offset by lower sales volumes due to our reduced capacity. Fiscal 2007 cash outflows relating to the restructuring are expected to be offset by lower capital spending requirements.

Mosaic’s selling, general, and administrative costs were $55 million in the fourth quarter. These expenses were lower than a year ago, but that was because of a $14 million Brazilian tax credit. If you exclude that credit, SG&A costs were higher than a year ago. This was due to a number of factors including initiatives to improve our systems and controls, along with first-year costs related to Sarbanes-Oxley compliance activities.

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FINAL TRANSCRIPT

Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

As we have noted before, future SG&A costs will benefit from the implementation of the new ERP system Fritz referenced. This is a sorely needed system which will allow us to finally complete the consolidation of critical commercial and financial processes.

For the fourth quarter, Mosaic’s tax benefit was $61.2 million on a pre-tax loss of $261.5 million. This includes the $81 million Canadian tax benefit mentioned by Fritz, arising from a reduction in deferred tax liabilities due to a reduction in future tax rates in the Province of Saskatchewan. We expect an additional benefit of $45 to $50 million in the first quarter for similar reason from a Federal Canadian tax rate reduction. These rate reductions in Canada will significantly improve our effective tax rate in the future, as will improved profitability in the United States and Brazil. Excluding the one-time, first-quarter benefit just noted, we expect the fiscal 2007 tax rate in the 40% to 50% range, depending on our operating results and our business mix.

Fourth quarter capital expenditures totaled $125.2 million and the full-year total was $389.5 million. The full-year number includes approximately $24 million of capital expenditures incurred in fiscal 2005, but paid for in fiscal 2006. We are projecting fiscal 2007 capital expenditures to decline to a range of $250 to $290 million. This reduced capital spending is a result of the Phosphates restructuring and reflects our focus on improving cash flow.

Balance sheet highlights from the fourth quarter include total debt of $2.6 billion, and a total debt-to-capital ratio of 42.6%. One of our primary goals in fiscal 2007, as you know, is to begin paying down long-term debt. In addition, we are actively considering debt refinancing and debt restructuring alternatives.

Before I turn this back to Fritz, a quick update on internal controls. We have fully described to investors in the past the control issues we have faced since the formation of Mosaic, stemming largely from inadequate and duplicative systems, the need to establish common policies and control procedures across a newly-merged entity, and an insufficient number of adequately trained accounting and finance personnel. As we complete our first year of Sarbanes-Oxley compliance, we have identified three material weaknesses in the internal control over our financial reporting.

First, there was ineffective monitoring of the internal controls of the Phosphates business segment. Second, we had inadequate segregation of duties related to North American computer software applications. And third, we did not maintain adequate oversight and review of our accounting for income taxes. We refer you to item 9A in our 10-K when it is filed next week for a complete and final summary of SOX compliance.

The most important message to leave with you on this topic, however, is that I feel great about the changes we have made, and are making, to improve the control environment here. I believe we are substantially better off on this front today than at any point in our short history. We are taking the steps necessary to fully remediate our remaining control weaknesses, starting with getting the right people in the right places, upgrading our systems capabilities, and ensuring adherence to a comprehensive set of policies and processes - all in the name of establishing a strong and effective control and compliance culture.

Please note that despite our current controls issues, we believe that our financial statements are accurately and fairly stated in all material respects. Fritz, I’ll turn it back to you for closing comments.

Fritz Corrigan - The Mosaic Company - CEO, President

Thanks, Larry. In the years to come, I believe we’ll look back at fiscal 2006 as the year we established a solid foundation for Mosaic’s future success. As I’ve already mentioned, the global crop nutrient demand is expected to increase as a result of tightening grain supplies and rising grain prices.

We are encouraged by more attractive industry fundamentals in the Phosphates business along with the expected benefits of our Phosphates restructuring, which should result in lower costs of production and higher margins in fiscal 2007. In addition, we’re still in the process of developing what I believe will be an interesting and exciting Florida land strategy, and I plan to be able to share more on this in the near future.

We expect Potash volumes to recover during the second half of calendar 2006 now that contracts have been entered into between Canpotex and Sinofert.

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FINAL TRANSCRIPT

Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

We remain focused on our primary goal, to maximize cash flow and pay down debt in order to establish a stronger balance sheet and an investment-grade debt rating. We continue to review plans to refinance and modify our existing debt structure, which we plan to complete in fiscal 2007.

Despite all the challenges in the fourth quarter and the fiscal year we just concluded, I remain excited about the future prospects for Mosaic. With those comments, I’d like to thank you for your time this morning. I’ll now turn this back to Doug.

Doug Hoadley - The Mosaic Company - VP, IR

Thank you, Fritz. Now we will take questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] And our first question comes from the line of Marshall Reid from Banc of America. Please proceed.

Marshall Reid - Banc of America - Analyst

Good morning, guys. With the restructuring behind you now, can you frame the benefits you mentioned in June and July on an operating margin basis? And I think your initial estimate for the total phosphate restructuring improvement was 130 to 150 million. Has that changed, and if so, what was the reason for that change?

Larry Stranghoener - The Mosaic Company - EVP, CFO

No, Marshall, that number has not changed. Remember, though, when we first described the expected benefits from the restructuring, we referred to the improvement versus a baseline budget as we did not have final results yet for fiscal 2006. Now that we know the final 2006 numbers, we can translate the expected improvements in terms of progress relative to final 2006 results. And as I said in my comments we expect more than a $100 million improvement in operating earnings in the Phosphates business, excluding the restructuring charges in fiscal 2006. The savings, though, that we outlined for when we originally announced the restructuring are the same as we’re expecting at this point in time.

Marshall Reid - Banc of America - Analyst

Okay. And can you frame the benefits you mentioned in June and July just on an operating basis? What progress have you made over the last two months?

Larry Stranghoener - The Mosaic Company - EVP, CFO

We would not disclose monthly results. We are, as Fritz noted in his comments, beginning to see the benefits of this restructuring already in raw material pricing dynamics. I think it’s going to be until we get into the second quarter that we see all of the benefits from the internal reductions that we’ve made.

Marshall Reid - Banc of America - Analyst

Okay. And last question. I think phosphate volume guidance has increased since you spoke about it in June. Can you talk about what changed there and what you expect for North American volumes in fiscal ‘07.

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FINAL TRANSCRIPT

Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

Larry Stranghoener - The Mosaic Company - EVP, CFO

Could you repeat that, Marshall? I didn’t catch the first part of the question.

Marshall Reid - Banc of America - Analyst

I think the phosphate volume guidance increased since you spoke about it in June. Can you talk about what changed there, if anything changed, and what you expect for North American volumes next year?

Larry Stranghoener - The Mosaic Company - EVP, CFO

Yes, Marshall. It did not change fundamentally. It simply changed by 200,000 tonnes on both the minimum and the max side to reflect the GTSP sales arrangement we have now with OCP.

Marshall Reid - Banc of America - Analyst

Okay. Great.

Operator

Our next question comes from the line of Don Carson from Merrill Lynch. Please proceed.

Don Carson - Merrill Lynch - Analyst

Thank you. Actually, Larry, just want to clarify that last one. I know at our conference in June, you were talking about the phosphate, fertilizer and feed volumes at 9 to 9.4. Now you’re talking 9.5 to 9.9. That sounds like more than 200,000 tonnes. So just wondering if you could clarify that? Then on Potash, I know you trimmed it a bit. Took about 100,000 tonnes off the high end of the range.

Two other questions I have on guidance are. Equity income, you had been looking for about $15 to $25 million. But you just posted a $19 million number this quarter. Just wondered if you changed your view on the equity side. And tax, I noticed that you’re talking maybe a little lower. It could be as low as 40%. And just wondering what actions you have to get the tax rate down, or is that simply a question of mix of earnings from a geographic standpoint.

Larry Stranghoener - The Mosaic Company - EVP, CFO

With respect to the volume assumptions, Don, I’ll have to go back and revisit exactly what we said at your conference. But the intention is that there’s no significant fundamental change in the guidance we started providing a couple of months ago, except for the inclusion of the 200,000 tonnes of GTSP volume. So we’ll have to clarify with you offline why there might have been a discrepancy there. But again, there’s no fundamental change in our volume expectations for the Phosphates business at this point in time. With respect to equity income, we had better results than expected from our Saskferco joint venture, going to good fundamentals in that industry and very good performance from Saskferco, and we had better performance out of China with our Yunnan joint venture, partly related to tax reasons in the fourth quarter, than expected. It does not change our guidance for the full-year outlook for fiscal ‘07.

Finally, with respect to the tax rate, we talked about the one-time benefit in the fourth quarter, an additional one-time benefit coming in the first quarter. We are seeing a significant change in the overall tax regime in Canada, bringing tax rates down in Canada over the next several years that will have a significant impact on our effective tax rate going forward, particularly given the large volume of business we do in Canada. So that will start to play out for us already in fiscal 2007. And I notice you have honed in on the bottom of that 40% to 50% range. Remember it’s a range yet, with the ultimate number depending upon the business mix we ultimately have and results in Canada and the United States. If we turn to a break-even performance or even profitability in Brazil, that will have a positive impact on our tax rate in that. Right now we are unable to tax effect losses in Brazil.

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FINAL TRANSCRIPT

Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

Don Carson - Merrill Lynch - Analyst

Follow-up for Fritz. Fritz, just want to get your assessment of what the pipeline looks like. I know that North American shipments of Potash and DAP/ MAP by producers were both down about 25% in the year end of June 30. What was your estimate of the decline in consumption? How do you see consumption changing in the current crop year? And what kind of pipeline refilling do you think we’ll get?

Fritz Corrigan - The Mosaic Company - CEO, President

Don, those are good questions. The use we think in the Spring of ‘06, really the year ending July 30, the fertilizer year, was down on — with respect to phosphates about 8% to 10%. And that was the result of shifting from corn to beans, and an estimated drop of 6% to 8% in average application rates on all crops. The major crops.

On the Potash side, yes. We saw shipments from plants down dramatically, over 20%. Use down about 8 to 10%.

I think in North America, this was the result of the same shift from corn to beans, and a drop in application rates. But also the pipeline was very, very full going into the Spring, and dealers simply did not reorder. And as a result we think that we can see going forward both for phosphates and potash a good-sized increase in use in ‘07, and that’s going to be from a larger corn base. We think more than — these numbers are going to move around an awful lot between now and actual planting next year, of course. But with farm economics being strong, we think that we’ll see 82.5 or more acres of corn, 73 million acres of beans. Again, biofuels production driving a fair amount of that, and good corn prices, as well. So we think that use could be up 4% to 6%. And we think shipments to dealers by the producers could be up as much as 6% to 8% in the case of DAP and MAP, and as much as 15% to 20% with respect to potash.

Don Carson - Merrill Lynch - Analyst

Thank you.

Operator

[OPERATOR INSTRUCTIONS] Our next question comes from the line of Bill Hoffman from UBS. Please proceed.

Bill Hoffman - UBS - Analyst

Yes, good morning. Question just, you were talking about the corn acreage planting targets. Just wondered if you could help us quantify a little bit where you expect that to come from. All the ethanol plants that are being put on stream and timing of that impact.

Fritz Corrigan - The Mosaic Company - CEO, President

If I were to understand your question, Bill, it was corn acreage increase as a result of the ethanol plants coming on stream?

Bill Hoffman - UBS - Analyst

That’s correct.

Fritz Corrigan - The Mosaic Company - CEO, President

Yes. It’s hard to say exactly when each of those plants are coming on. But there’s just a lot of construction going on. And Cargill is involved in that, and are providing insights that are interesting as to the economics of doing it. The economics are very valid for ethanol production today. And investors are responding.

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FINAL TRANSCRIPT

Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

I would add that it’s not just ethanol in the United States, however. Biodiesel efforts in Europe and Asia are coming on very aggressively. And we think that we’re going to see the response that one would expect to the high costs of a barrel of oil, and the cure for these high prices are the high prices themselves. And we’re seeing lots of investor response that will increase demand for renewable fuels, crops. And, therefore, demand for greater use of fertilizer. We don’t know whether 82.5 million acres of corn in the United States is right, — is it high or low at this point. But the fundamental economics support a substantial increase.

Bill Hoffman - UBS - Analyst

All right. Thank you. The other question is just with regard to the Phosphates restructuring, you’ve completed here at the end of the year, do you have any venture of a dollar cost per tonne improvement in Phosphates costs as a target?

Fritz Corrigan - The Mosaic Company - CEO, President

I wouldn’t choose to put a number in front of you at this time. I’ve been reviewing the results of our first two months of operations in this fiscal year, and we are seeing definite progress as a result of the restructuring right now. And our order book in the Phosphates business is quite full through the rest of the calendar year. So we’re feeling pretty good about Phosphates today.

Bill Hoffman - UBS - Analyst

And just a final question with regards to the Phosphates restructuring. Could you help us quantify what your targets are for the capacity utilization? What you would be running your assets at.

Fritz Corrigan - The Mosaic Company - CEO, President

Our plan in doing this restructuring was to shift from running some of our plants at sort of half rate and limping along to running the remaining plants that we have not idled indefinitely basically at capacity. And we’re basically doing that right now. When you run one of these large operations at capacity, your unit costs come down very, very nicely. So we’re just being more efficient from a cost perspective in this restructuring.

Bill Hoffman - UBS - Analyst

Great. Thank you.

Operator

And our next question comes from the line of Chris Smith from Bear Stearns Asset Management. Please proceed.

Chris Smith - Bear Stearns - Analyst

Yes, hi. Thanks. I apologize, I joined a little bit late. So if you’ve already answered some of these questions — just to clarify volume projections for fiscal year ‘07, phosphates 9.5 to 9.9, and potash is, what’s the projection there?

Doug Hoadley - The Mosaic Company - VP, IR

7.7 to 8.1 million tonnes.

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FINAL TRANSCRIPT

Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

Chris Smith - Bear Stearns - Analyst

Okay. And when are you planning on starting negotiations for the calendar year 2007 on — with Sinofert?

Fritz Corrigan - The Mosaic Company - CEO, President

Good question. It’s one that I can’t answer. I don’t have an answer to that. The Canpotex Board will be meeting very shortly to discuss that very topic.

Chris Smith - Bear Stearns - Analyst

Okay. The current agreement is for the remainder of calendar ‘06, is that correct?

Fritz Corrigan - The Mosaic Company - CEO, President

That’s right. I would add that we don’t think there’s enough time left in this year, and prior to their Spring season next year to build up stocks, to replenish them back to levels that they were a year ago this time. We think the negotiation will be rather shorter and result in a quicker outcome.

Chris Smith - Bear Stearns - Analyst

Okay. And have you disclosed what price increase originally you were going out with? I know you got $25 a tonne. Have you disclosed what that original expected price increase was?

Fritz Corrigan - The Mosaic Company - CEO, President

I think the Russians were looking for something close to $40 a tonne. I read that in the trade press. And they settled for $25. And Canpotex essentially followed that.

Chris Smith - Bear Stearns - Analyst

Okay. Couple other items. What was cash flow from operations for the year?

Larry Stranghoener - The Mosaic Company - EVP, CFO

Cash flow from operations for the year was just slightly better than break even. We had better cash flow in the fourth quarter and we entered fiscal ‘07 with some momentum in cash flow, and clearly that remains a primary focus for us in fiscal 2007.

Chris Smith - Bear Stearns - Analyst

Okay. Along the same lines, what was the drawn balance on the revolver at year end?

Larry Stranghoener - The Mosaic Company - EVP, CFO

At year end, it was right around $150 million. It moved up a little bit since year end, but it’s now down to about $125 million, and we would expect to make steady progress at getting out of the revolver over the next few months.

Chris Smith - Bear Stearns - Analyst

Okay. And last question. You mentioned during your third—quarter call that there was a plant in Senegal, phosphate plant that had been idled. Has that been the opportunity that you thought it might be at that point? I mean, have you seen additional volumes in that area as a consequence?

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Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

Fritz Corrigan - The Mosaic Company - CEO, President

Yes. The plant in Senegal was down at the time of our third-quarter report. It has run sporadically since then. It’s now we believe down. And the Indians have been buying more DAP partially because of that. They need it. They’re in an import mode right now on wheat. I think they’re importing some 3 million tonnes of wheat, because they haven’t been able to grow it themselves, and they need it for food. So they need fertilizer, they need phosphate fertilizer, no question about it. The Senegal plant not running adds to that need. And we’ve made a few extra sales recently as a consequence to that, I believe.

Chris Smith - Bear Stearns - Analyst

Okay. Thanks. That’s all I have.

Larry Stranghoener - The Mosaic Company - EVP, CFO

Chris, it’s Larry again. I want to qualify slightly my comment on cash flow. When I think of cash flow I think of operating cash flow including the effect of capital expenditures. And that was my reference. So operating cash flow minus capital expenditures, adjusting for the one-time payment to USAC we had, in that case my answer was correct. Cash flow was slightly above break even. So ongoing operating cash flow including the impact of capital expenditures.

Chris Smith - Bear Stearns - Analyst

Okay. Thanks for the clarification.

Operator

[OPERATOR INSTRUCTIONS] And at this time there are no further questions. I would like to turn the call back over to Doug Hoadley for closing remarks. Please proceed, sir.

Doug Hoadley - The Mosaic Company - VP, IR

Well, thank you very much for listening in to our conference call. As always, we’re happy to take further questions from you. Feel free to call my office if you have any further clarification you need. And thank you again.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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FINAL TRANSCRIPT

Aug. 01. 2006 / 11:00AM ET, MOS - Q4 2006 The Mosaic Company Earnings Conference Call

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